EXHIBIT 1

SCHEDULE 13D

JOINT FILING AGREEMENT

This Agreement is dated as of June 23, 2004, by and between Thurston Interests, LLC, a Delaware limited liability company (“Thurston”), Waveland, L.L.C., a Delaware limited liability company (“Waveland”), Patrick J. Haynes, III (“Haynes”), Thurston Associates, Inc., an Illinois corporation (“Associates”), and Russell T. Stern, Jr. (“Stern”).

WHEREAS, pursuant to paragraph (k)(1) of Rule 13d-1 promulgated under Section 13d(1) of the Securities Exchange Act of 1934, as amended (the “Act”), the parties hereto have decided to satisfy their filing obligations under the Act by a single joint filing.

NOW, THEREFORE, the undersigned do hereby agree as follows:

1. The Amendment No. 3 to Schedule 13D (the “Amendment No. 3”) with respect to Qorus.com, Inc., a Delaware corporation, to which this Agreement is attached as Exhibit 1 is filed on behalf of Thurston, Waveland, Haynes, Associates and Stern. Thurston, Waveland, Associates and Stern hereby authorize Haynes to file the Amendment No. 3 on their behalf.

2. Each of Waveland, Thurston, Haynes, Associates and Stern is responsible for the completeness and accuracy of the information concerning such person or entity contained therein; provided that each person or entity is not responsible for the completeness or accuracy of the information concerning any other person or entity making such filing.

IN WITNESS WHEREOF, the undersigned hereunto set their hands as of the date first written above.

THURSTON INTERESTS, LLC

By:	/s/ Patrick J. Haynes, III
	Name:	Patrick J. Haynes, III
	Title:	Manager

WAVELAND, L.L.C.

By:	/s/ Patrick J. Haynes, III
Patrick J. Haynes, III, Manager

/s/ Patrick J. Haynes, III
Patrick J. Haynes, III

THURSTON ASSOCIATES, INC.

By:	/s/ Russell T. Stern, Jr.
Russell T. Stern, Jr., President

/s/ Russell T. Stern, Jr.
Russell T. Stern, Jr.